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                                                                      Exhibit 99
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[GRAPHIC OMITTED] neoware
                                  PRESS RELEASE



             NEOWARE COMMON STOCK TO TRADE ON NASDAQ NATIONAL MARKET

         KING OF PRUSSIA, PA - August 6, 2002 - Neoware Systems (NASDAQ: NWRE), the leading supplier of award-winning software, services, and solutions for the Appliance Computing market, today announced that its common stock will begin trading on the NASDAQ National Market when the market opens tomorrow, August 7, 2002. Neoware has been trading on The Nasdaq SmallCap Market, and filed for National Market listing after meeting the requirements for qualification. The Company will continue to trade under the ticker symbol NWRE.

About Neoware
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         Neoware provides software, services, and solutions to enable Appliance
Computing, an Internet-based computing architecture targeted at business customers that is designed to be simpler and easier than traditional PC-based computing. Neoware's software and management tools power and manage a new generation of smart computing appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to personal computers used in business and a wide variety of proprietary business devices. Neoware's products are designed to run local applications for specific vertical markets, plus allow access across a network to multi-user Windows servers, Linux servers, mainframes, minicomputers and the Internet. Computing appliances that run and are managed by Neoware's software offer the cost benefits of industry-standard hardware and software, easier installation, and have lower up-front and administrative costs than proprietary or PC-based alternatives. More information about Neoware can be found on the Web at www.neoware.com or via email at info@neoware.com. Neoware is based in King of Prussia, PA.

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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, including statements regarding the cost benefits and other advantages of the Company's products. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statements include Neoware's timely development and delivery and customers' acceptance of Neoware's appliance computing products, pricing pressures, rapid technological changes in the industry, growth of the appliance computing market, increased competition, Neoware's ability to attract and retain qualified personnel, adverse changes in general economic conditions, risks associated with foreign operations in the U. S. and internationally and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended June 30, 2001.

Neoware is a registered trademark of Neoware Systems, Inc. All other names, products, and services are trademarks or registered trademarks of their respective holders.


NEOWARE CONTACT:

Vince Dolan
Neoware Systems, Inc.
610-277-8300
invest@neoware.com